SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the "Agreement") states the terms of a settlement of claims and disputes reached among Zhuhai Yuehua Electronics Co., Ltd. ("Zhuhai") and Southern Products, Inc. and SigmacUSA, Inc. (collectively "SNPD"), and Edward Meadows ("Meadows"). SNPD, Meadows and Zhuhai may be referred to collectively herein as the "Parties" and individually as a "Party".

The parties stipulate and agree that all Settlement Discussions concerning the terms and conditions of this Settlement Term Sheet are inadmissible evidence in civil litigation pursuant to Federal Rules of Civil Procedure 408, or its state law equivalent, and may not be admitted as evidence in any legal proceeding. For this purpose, Settlement Discussions shall be deemed to include emails concerning settlement, letters concerning settlement, settlement memoranda, settlement terms sheets, draft settlement agreements, any means of telecommunication concerning settlement matters and any other settlement discussions or communications.

WHEREAS, disputes have arisen concerning certain transactions, contractual relationships between the Parties, and an array of ancillary legal issues (Collectively the ("Zhuhai Claims"); and

WHEREAS, Zhuhai has commenced a civil action against SNPD and Meadows and other parties seeking, inter alia, payment for product sales in the Superior Court of the State of California for the County of Los Angeles: Zhuhai vs. NJVS USA Corporation, et al., Case No. BC 473921 (referred to as "the Civil Case"); and

WHEREAS, SNPD has filed a Cross-Complaint against Zhuhai in the Civil Case seeking, inter alia , damages for Intentional Misrepresentation and Unlawful, Unfair, and Fraudulent Business Acts; and

WHEREAS, SNPD is engaged in discussions with a private equity investor interested in funding SNPD's future operations into the foreseeable future; and

WHEREAS, the private equity investor has expressed an unwillingness to invest substantial capital to fund SNPD because ofthe litigation risk surrounding the Zhuhai claims; and

WHEREAS, SNPD wishes to pay to Zhuhai and Zhuhai wishes to accept in settlement of all claims it may have against SNPD a total of $425,000 US Dollars (the "Debt"), without either party admitting any liability for the same; and

WHEREAS, subject to the consummation of the other transactions contemplated herein, the Parties desire to effect a comprehensive and complete compromise in full settlement and mutual release of all claims that Zhuhai may have against SNPD and Meadows, including the satisfaction of the Zhuhai Claims and the Dismissal ofthe Civil Case, and all claims that SNPD may have against Zhuhai, including the satisfaction and the Dismissal of the Cross-Complaint; and

NOW THEREFORE, in consideration of payments, releases, and covenants and agreements stated herein, the Parties have reached certain agreements, the essential terms of which are as follows:

•	Payment on Equity Raises. Contingent upon SNPD's receipt of funding from any private equity investor, SNPD shall pay Zhuhai:

(a) 2.4% of the first 3 million of any equity raised by SigmacUSA

(b) 3.3% of the next 3 million of any equity raised by SigmacUSA

(c) 4.9% of the next 4 million of any equity raised by SigmacUSA

Payments on equity raised shall be made within 5 business days from funding directly from the escrow agent, and shall continue until all amounts owed have been paid in full (either from Equity raises or Sales (below)). In the event that the sum of$425,000 is not paid within 1 year of the date hereof, SNPD and Sigmac (but not Meadows) shall be deemed to be in default of this Agreement.

•	Payment on Sales. SigmacUSA Inc. shall pay Zhuhai 0.25% of its net collections on a monthly basis. Payments on Sales shall continue until all amounts owed have been paid in full (either from Equity raises or Sales).

•	Dismissal of the Civil Case. Within five (5) court days after execution ofthis Agreement, the parties shall dismiss with prejudice their respective pleadings as against one another in the Civil Case.

•	Mutual Release and Covenant Not to Sue. The Parties agree that each of them (on behalf of themselves and their agents, representatives, employees, heirs, executors, successors and assigns) releases, forever discharges and covenants not to sue any other Party or Parties (and their respective agents, representatives, members, affiliates, subsidiaries, employees, attorneys, accountants, professionals, heirs, executors, administrators, successors and assigns, as the case may be) and releases every other Party from any and all claims actions, causes of action, suits, debts, damages, demands, judgments, or executions whatsoever, whether known or unknown, whether under statute or in contract, tort or otherwise, and whether in law or in equity, that any Party ever had, has now, or may ever have against any other Party as of the date of execution of this Agreement. This Mutual Release and Covenant Not to Sue includes, without limitation, any claims for payment of the Zhuhai Claims or Debt, any claims and counterclaims which were asserted in or could have been asserted in the Civil Case, all claims for attorneys' fees and costs incurred in the Civil Case or otherwise, and/or any claims, whether known or unknown, identified in Article 5 below.
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•	Release of Unknown Claims. It is understood by each Party that there is a risk that subsequent to the execution of this Agreement, a Party may discover facts different from or in addition to the facts which he now knows or believes to be true with respect to the subject matter of this Agreement, or that certain debts, claims, expenses, or liabilities presently known may be or become greater than a Party now expects or anticipates. Each Party intends this Agreement to apply to all unknown or unanticipated results, as well as those known and anticipated, and it is the intention of each Party to hereby fully, finally, absolutely, and forever resolve any and all claims and disputes which have existed, do exist, or may exist relating to the Company or its activities, assets, liabilities, or members.

•	Scope. The foregoing releases do not extend to, nor do the Parties intend by this Agreement to settle or compromise, any rights or claims:

a. That are based upon the rights and obligations established by this Agreement;

b. Against Edward Wang, NIVS USA, Inc. or any other person or entity controlled by Edward Wang; or

c. Asserted in Los Angeles County Superior Court Case No. BC 476331, capitioned Zhuhai Yue Hua Electronic Co., Ltd. v. Silo Digital Corporation, Inc., et al.

•	Mutual Non-Disparagement. The Parties shall execute an agreement of mutual non-disparagement agreeing not, after the date of this Agreement, to disparage or criticize the character, business operations and practices, ethics, or actions of one another. With regard to disputes and claims the Parties shall be authorized to state that all such disputes, claims and rights have been resolved to their mutual satisfaction.

•	Confidentiality. The Parties agree that they shall execute a standard agreement of confidentiality regarding the terms and agreements reflected in this Agreement. Notwithstanding this agreement of confidentiality, the Parties understand and agree that SNPD is a publicly reporting company and as such will be required to make certain public disclosures of the final settlement agreement once signed.

•	Mediation and Arbitration of Claims. The Parties further agree that they shall participate in non-binding mediation of any claim, controversy or dispute arising out of this agreement or of any agreement executed by the Parties (or either of them) to give effect to the agreements reflected in this Agreement. Such mediation shall be a condition precedent to any action to enforce any such agreement. Should such claim, controversy or dispute not be resolved through mediation, the Parties agree exclusively to binding arbitration of such matter before a single arbitrator pursuant to the rules of the American Arbitration Association (AAA). The arbitrator shall have the authority to award fees, including legal fees, and expenses incurred in such arbitration to the prevailing party in such arbitration. Nothing contained in this Article 8, however, shall preclude the Parties from seeking equitable relief, where appropriate, in any court of competent jurisdiction. Any such Mediation or Arbitration shall be held and follow the rules of court and laws of the state of Nevada, in the County of Clark.
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•	Miscellaneous. This Agreement is intended to set forth all essential terms of a settlement of disputes between the Parties as stated herein. It is anticipated that the Parties shall promptly proceed to the preparation and execution of such further documents and agreements as are necessary to give effect to the terms stated herein and agree to cooperate in the preparation and execution of such agreements and documents. The laws of the State of California shall govern this Agreement. Each party is represented by counsel, and has conferred with counsel, concerning the execution of this Agreement. The language of this Agreement shall not be presumptively construed in favor of or against any of the parties hereto.

•	Governing Law, Choice of Forum and Consent to Jurisdiction. This Agreement shall be construed under the laws of the State of California. Notwithstanding the dismissal, if any, of Case No. BC 473921, the Parties jointly request that the Court retain continuing jurisdiction over them to enforce this Agreement pursuant Code of Civil Procedure section 664.6; however, even in the event of a default, the Parties have agreed that Meadows has been released from all further liability under these claims and will no longer be a defendant.

WHEREFORE, the parties have executed this Agreement as of the 20th day of May.

Zhuhai Yue Hua Electronics Co. Ltd.	Southern Products, Inc.
/s/ Fang Xian Yue	/s/ Edward Meadows
Fang Xian Yue President	Edward Meadows Chief Executive Officer & Officer
SigmacUSA, Inc.
/s/ Edward Meadows	/s/ Edward Meadows
Edward Meadows, Individually	Edward Meadows Chief Executive Officer & Director

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